Exhibit 99.1

NOVASTAR FINANCIAL, INC.

MONTHLY LOAN ORIGINATION DATA

(dollars in thousands)

(unaudited)

	For the Month Ended November 30,				For the Eleven Months Ended November 30,
	2004	As a % of Total	2003	As a % of Total	2004	As a % of Total	2003	As a % of Total
Non-conforming production volume
Non-conforming
Wholesale	$474,932	68%	$308,037	64%	$4,984,207	65%	$3,114,978	67%
Correspondent/Bulk	80,781	12%	27,925	6%	772,715	10%	253,542	5%
Retail *	137,323	20%	143,286	30%	1,938,725	25%	1,302,610	28%

Total non-conforming production volume	$693,036	100%	$479,248	100%	$7,695,647	100%	$4,671,130	100%

# of funding days in the month	19		17		228		228

Average originations per funding day	$36,476		$28,191		$33,753		$20,487

Retail production volume *
Non-conforming
Sold to non-affiliates	$153,467	32%	$118,256	22%	$1,885,721	29%	$927,098	15%
Retained by NMI	137,323	28%	143,286	26%	1,938,725	30%	1,302,610	20%

Total non-conforming	290,790	60%	261,542	48%	3,824,446	59%	2,229,708	35%

Conforming/Government	196,867	40%	281,369	52%	2,686,246	41%	4,228,657	65%

Total retail production volume	$487,657	100%	$542,911	100%	$6,510,692	100%	$6,458,365	100%

*	Branch production volumes are considered a part of our retail operations and are included within the retail production volumes shown above.

NOVASTAR FINANCIAL, INC.

SELECTED NON-CONFORMING LOAN ORIGINATION DATA

(Unaudited)

	For the Month Ended 11/30/04				For the Month Ended 10/31/04				For the Month Ended 9/30/04
	Weighted Average Coupon	Weighted Average LTV (A)	Weighted Average FICO	Percent of Total	Weighted Average Coupon	Weighted Average LTV (A)	Weighted Average FICO	Percent of Total	Weighted Average Coupon	Weighted Average LTV (A)	Weighted Average FICO	Percent of Total
Summary by Credit Grade
660 and above	7.01%	84.7%	700	28%	7.06%	85.6%	699	29%	7.12%	85.1%	699	28%
620 to 659	7.30%	82.8%	639	24%	7.37%	83.7%	639	24%	7.34%	83.0%	638	24%
580 to 619	7.80%	82.4%	599	19%	7.79%	81.6%	600	19%	7.71%	81.8%	599	20%
540 to 579	8.29%	79.2%	559	19%	8.28%	78.0%	559	18%	8.29%	79.1%	559	18%
539 and below	8.87%	77.0%	527	10%	8.83%	77.9%	528	10%	8.73%	77.0%	527	10%

	7.65%	82.0%	623	100%	7.66%	82.3%	624	100%	7.66%	82.0%	622	100%

Summary by Program Type
2-Year Fixed	7.79%	82.7%	609	68%	7.81%	82.6%	610	64%	7.82%	82.5%	607	62%
2-Year Fixed Interest-only	6.87%	82.3%	667	14%	7.03%	83.9%	662	17%	7.06%	84.4%	656	18%
3-Year Fixed	7.35%	79.6%	619	3%	7.24%	80.6%	631	3%	7.33%	75.6%	607	3%
3-Year Fixed Interest-only	6.42%	79.4%	651	1%	6.82%	85.2%	673	1%	6.73%	81.2%	665	1%
5-Year Fixed	6.93%	74.1%	651	1%	7.13%	73.7%	636	1%	7.19%	78.3%	650	1%
5-Year Fixed Interest-only	6.89%	76.5%	671	0%	6.78%	79.3%	671	0%	6.93%	80.2%	652	0%
15-Year Fixed	7.78%	73.4%	638	2%	7.96%	73.8%	630	2%	7.86%	76.8%	627	2%
30-Year Fixed	7.60%	77.9%	635	8%	7.62%	78.6%	632	10%	7.47%	77.0%	634	11%
30-Year Fixed Interest-only	7.19%	75.3%	668	0%	7.59%	76.8%	637	0%	7.48%	80.4%	657	0%
Other Products	9.74%	92.9%	673	3%	9.59%	91.7%	669	2%	9.94%	94.0%	676	2%

	7.65%	82.0%	623	100%	7.66%	82.3%	624	100%	7.66%	82.0%	622	100%

(A)	Beginning in January 2004, we changed the way we treat the LTV on second mortgages in our computation of the weighted average LTV. Prior to 2004, we included second mortgage LTV’s on a stand-alone basis in our computation. Typically, these second mortgages have LTV’s of approximately 20%.

We now are combining all second mortgages with their corresponding first mortgages and using a combined LTV (CLTV) in our weighted average calculation.